CONSENT OF NOMINEE FOR DIRECTOR
     Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) of Grand Canyon Education, Inc. (“Grand Canyon”), the undersigned hereby consents to being named and described as a director nominee in the Registration Statement and any amendment or supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement on Form S-1 filed pursuant to Rule 462(b) under the Securities Act and to the filing or attachment of this consent with such Registration Statement and any amendment or supplement thereto.

Date: May 13, 2008	By:	/s/ Jack A. Henry
		Name:	Jack A. Henry